Filed Pursuant to Rule 433

Registration No. 333-171946

Issuer Free Writing Prospectus dated March 31, 2013

Relating to Prospectus Supplement dated March 28, 2013

On March 28, 2013, Rainmaker Systems, Inc. delivered to investors a Prospectus Supplement, dated March 28, 2013 (the “Prospectus Supplement”), relating to a Registration Statement on Form S-3 (File No. 333-171946) declared effective by the Securities and Exchange Commission on March 7, 2011 (the “Registration Statement”). This Free Writing Prospectus was delivered to investors on March 31, 2013 to update certain disclosures in the Prospectus Supplement. References below to “Rainmaker,” “the Company,” “we,” “us” and “our” refer to Rainmaker Systems, Inc. together with its subsidiaries.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Registration Statement and other documents the Company has filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively we will arrange to send you the Registration Statement and Prospectus Supplement if you request it by calling Rainmaker Systems, Inc. at (408) 626-3800.

This Free Writing Prospectus amends and supplements our Prospectus Supplement, dated March 28, 2013 as follows:

Updates to Plan of Distribution (Page S-42 of the Prospectus Supplement)

On March 28, 2013, we entered into an engagement agreement with Scarsdale Equities LLC (“Scarsdale”) pursuant to which Scarsdale is acting as a placement agent for the offering and will use its “best efforts” to assist with the sale of shares of our common stock in the offering to selected institutional and other qualified purchasers. Scarsdale has no obligation to buy any of our securities from us, nor is it required to arrange the purchase or sale of any specific number or dollar amount of our securities.

Pursuant to the engagement agreement with Scarsdale, we agreed to pay Scarsdale a fee equal to six percent (6.0%) of the gross proceeds raised by investors introduced to the Company by Scarsdale (the “Scarsdale Investors”); provided that if the Scarsdale Investors invest of minimum of $800,000, the minimum commission paid to Scarsdale will be $110,000. We also agreed to reimburse Scarsdale for any normal business expenses reasonably incurred by Scarsdale in connection with the engagement. Scarsdale will not be entitled to any commission or fee from gross proceeds of the offering from investors not introduced to the Company by Scarsdale.

The following table shows the per share and total cash fees we will pay to Scarsdale in connection with the sale of the shares of our common stock offered pursuant to the prospectus supplement, assuming that the Scarsdale Investors purchase $850,000 of shares of our common stock in the offering:

	Per Share	Total Offering
Scarsdale Equities LLC	$0.06	$110,000

We have also agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the engagement agreement.